                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                                     [LOGO]

                          181 METRO DRIVE, THIRD FLOOR
                           SAN JOSE, CALIFORNIA 95110

August 26, 1998

To our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Unify Corporation (the "Company"). The Annual Meeting will be held on Friday, October 2, 1998 at 4:00 p.m. local time at the Summerfield Suites Hotel, 1602 Crane Court, San Jose, California.

    The actions expected to be taken at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

    Included with the Proxy Statement is a copy of the Company's Annual Report for fiscal 1998. We encourage you to read the Annual Report as it includes information on the Company's operations, markets, products and services as well as the Company's audited financial statements.

    Please take advantage of this opportunity to participate in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person for the matters acted upon at the meeting.

    We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ REZA MIKAILLI

                                          Reza Mikailli
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               UNIFY CORPORATION
                          181 METRO DRIVE, THIRD FLOOR
                           SAN JOSE, CALIFORNIA 95110

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 2, 1998

To our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unify Corporation (the "Company") will be held on October 2, 1998 at 4:00 p.m. local time at the Summerfield Suites Hotel, 1602 Crane Court, San Jose, California, for the following purposes:

    1. To elect four members of the Board of Directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

    2. To vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending April 30, 1999.

    3.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on August 7, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Unify Corporation.

                                          By Order of the Board of Directors,

                                          /s/ REZA MIKAILLI

                                          Reza Mikailli
                                          SECRETARY

San Jose, California
August 26, 1998

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 26, 1998

    The accompanying proxy is solicited by the Board of Directors (the "Board") of Unify Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on October 2, 1998 (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 26, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

    ANNUAL REPORT. An Annual Report for the fiscal year ended April 30, 1998 is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only stockholders of record as of the close of business on August 7, 1998 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 8,432,241 shares of Common Stock of the Company, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request brokers and nominees who hold Common Stock in their names to furnish proxy materials to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses. The Company may also use the services of directors, officers, and other employees to solicit proxies, personally or by telephone, without additional compensation.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of July 31, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the Chief Executive Officer, the three other most highly compensated executive officers of the Company as of April 30, 1998 whose salary and bonus for fiscal 1998 exceeded $100,000, and one former executive officer whose total salary and bonus for fiscal 1998 exceeded $100,000, (iii) all current directors and executive officers of the Company as a group, and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                                                               SHARES OWNED (1)
                                                                                           -------------------------
                                                                                             NUMBER     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OF SHARES     OF CLASS
-----------------------------------------------------------------------------------------  ----------  -------------
DIRECTORS
Reza Mikailli (2)........................................................................     480,798          5.6%
Arthur C. Patterson (3)..................................................................     849,503         10.1%
Roel Pieper (4)..........................................................................      11,718        *
Steven D. Whiteman (5)...................................................................      11,041        *

EXECUTIVE OFFICERS
CURRENT EXECUTIVE OFFICERS
Walter Kopp (6)..........................................................................      50,274        *
Richard Medeiros (7).....................................................................      48,832        *
Frank Verardi (8)........................................................................      45,023        *

FORMER EXECUTIVE OFFICER
Todd Wille (9)...........................................................................       8,689        *

All current directors and executive officers
  as a group (7 persons) (10)............................................................   1,497,189         17.3%

5% STOCKHOLDERS
Accel Capital L.P. (11)..................................................................     849,503         10.1%
  428 University Avenue
  Palo Alto, CA 94301
Joseph J. O'Donnell (12).................................................................     543,950          6.5%
  c/o Lourie & Cutler, P.C.
  60 State Street
  Boston, MA 02109

------------------------

 *  Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 181 Metro Drive, Third Floor, San Jose, California 95110.

(2) Mr. Mikailli is President, Chief Executive Officer, Acting Vice President, Finance and Administration, and a director of the Company. Includes 384,731 shares owned by Mr. Mikailli which secure a full-recourse note payable to the Company. Also includes 87,648 shares subject to options which are exercisable within 60 days of July 31, 1998. Finally, includes 5,415 shares subject to a right of repurchase in favor of the Company which expires ratably through January 1999.

(3) Mr. Patterson is a director of the Company. Includes 356,679 shares held by Accel Capital L.P., 237,785 shares held by Accel Capital (International) L.P., and 27,628 shares held by Ellmore C.

    Patterson Partners. Mr. Patterson is either a General Partner or a General Partner of the respective General Partner of Accel Capital L.P., Accel Capital (International) L.P. and Ellmore C. Patterson Partners. Mr. Patterson disclaims beneficial ownership of such shares except to the extent to which he holds a pecuniary interest. Also includes 1,000 shares owned by each of Mr. Patterson's three minor children and spouse and 12,300 shares subject to options held by Mr. Patterson which are exercisable within 60 days of July 31, 1998.

(4) Mr. Pieper is a director of the Company. Consists entirely of shares subject to options held by Mr. Pieper which are exercisable within 60 days of July 31, 1998.

(5) Mr. Whiteman is a director of the Company. Consists entirely of shares subject to options held by Mr. Whiteman which are exercisable within 60 days of July 31, 1998.

(6) Mr. Kopp is Vice President, Product Development of the Company. Includes 21,843 shares subject to options which are exercisable within 60 days of July 31, 1998. Also includes 1,251 shares subject to a right of repurchase in favor of the Company which expires ratably through February 1999.

(7) Mr. Medeiros is Vice President, Americas Sales and Services of the Company. Includes 40,832 shares subject to options which are exercisable within 60 days of July 31, 1998.

(8) Mr. Verardi is Vice President, Worldwide Product Delivery and Customer Support of the Company. Includes 20,891 shares subject to options which are exercisable within 60 days of July 31, 1998. Also includes 3,156 shares subject to a right of repurchase in favor of the Company which expires ratably through November 1999.

(9) Mr. Wille was Vice President, Finance and Administration, and Chief Financial Officer of the Company through March 31, 1998.

(10) Includes 206,273 shares subject to options which are exercisable within 60 days of July 31, 1998 and 9,822 shares subject to a right of repurchase in favor of the Company which expires as indicated in footnotes 2, 6 and 8 above.

(11) Includes 356,679 shares held by Accel Capital L.P., 237,785 shares held by Accel Capital (International) L.P., and 27,628 shares held by Ellmore C. Patterson Partners. Also includes 211,111 shares owned by Arthur C. Patterson, 1,000 shares owned by each of Mr. Patterson's three minor children and spouse, and 12,300 shares subject to options held by Mr. Patterson which are exercisable within 60 days of July 31, 1998. See footnote 3 above.

(12) Includes 512,150 shares held by The Blind Trust u/d/t March 26, 1993, the beneficiary of which is Mr. O'Donnell's spouse, Katherine O'Donnell; 4,600 shares held by Katherine O'Donnell; and 27,200 shares held by Mr. O'Donnell as custodian for his two minor children.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Management's nominees for election to the Board of Directors and information with respect to their ages as of July 31, 1998, positions and offices held with the Company, and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Proxies may not be voted for a greater number of persons than the number of nominees named. Management knows of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

    If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

    There are two vacancies on the Company's Board of Directors. Management has not yet identified suitable candidates to fill these vacancies and does not anticipate nominating any such candidates prior to the Annual Meeting. These vacancies may be filled at any time after the Annual Meeting by a majority vote of the directors then in office, and the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such directors' successors have been duly elected and qualified. The Board of Directors continues to evaluate prospective candidates.

                                                                                                                  DIRECTOR
NAME                                                 POSITION WITH THE COMPANY                          AGE         SINCE
--------------------------------  ----------------------------------------------------------------      ---      -----------
Reza Mikailli                     President, Chief Executive Officer, Acting Vice President,                46         1994
                                  Finance and Administration, and Director
Arthur C. Patterson               Director                                                                  54         1986
Roel Pieper                       Director                                                                  42         1997
Steven D. Whiteman                Director                                                                  47         1997

    REZA MIKAILLI has been President and Chief Executive Officer and a director of the Company since November 1994, after serving as Senior Vice President of Products from October 1992 to November 1994. Mr. Mikailli has also been serving as the Company's Acting Vice President of Finance and Administration since April 1998. From 1989 to 1992, Mr. Mikailli was Vice President of Server and Connectivity Products at Informix Corporation, a manufacturer of computer database and software tool products. Mr. Mikailli received an M.S. degree in computer science from Santa Clara University, and a B.S. degree in computer science and an M.S. degree in mathematics from the University of Tehran, Iran.

    ARTHUR C. PATTERSON has served as a director of the Company since December 1986. From 1983 to the present, Mr. Patterson has been a Managing Partner of Accel Partners, a venture capital management firm investing in software and telecommunication companies. Mr. Patterson is also a director of VIASOFT, Inc., a software tools company, and PageMart Wireless, Inc., a wireless communication company.

    ROEL PIEPER has served as a director of the Company since February 1997. From May 1998 to the present, Mr. Pieper has been Executive Vice President, Technology, Strategy and Planning, of Philips Electronics, an electronics manufacturer in the Netherlands. From August 1996 to March 1998, Mr. Pieper was Chief Executive Officer and a director of Tandem Computers, Inc., a computer hardware and system software manufacturer. From September 1993 to August 1996, Mr. Pieper was President and Chief Executive Officer of UB Networks, a networking hardware, software and service company, and from January 1991 to August 1993 he was President and Chief Executive Officer of Unix System Laboratories, an operating system software company. Mr. Pieper is also a director of VERITAS Software Corporation, a storage management software company, General Magic, Inc., a provider of computer-Internet-telephony integration solutions for mobile users, and Lincoln National Corporation, a financial services, insurance and investment company.

    STEVEN D. WHITEMAN has served as a director of the Company since May 1997. Mr. Whiteman has been President, Chief Executive Officer and a director of VIASOFT, Inc., a software tools company, since April 1993 and Chairman of the Board of that company since April 1997. From December 1990 to April 1993, he was Vice President of Marketing and Sales of VIASOFT, Inc. Mr. Whiteman is also a director of Actuate Software Corporation, an enterprise reporting software company.

    The Company's bylaws currently authorize up to six directors. Each director holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified. The executive officers of the Company serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During fiscal 1998, the Board held four meetings. No director serving on the Board in fiscal 1998 attended fewer than 75% of such meetings of the Board except Mr. Pieper, who attended two of the four meetings. No director serving on the Committees of the Board in fiscal 1998 attended fewer than 75% of the meetings of all Committees of which he was a member. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

    The Audit Committee's functions are to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Arthur C. Patterson, Roel Pieper and Steven D. Whiteman. During fiscal 1998, the Audit Committee held four meetings.

    The Compensation Committee's functions are to review and establish salary levels for executive officers and certain other management employees and to grant stock options. The members of the Compensation Committee are Arthur C. Patterson, Roel Pieper and Steven D. Whiteman. During fiscal 1998, the Compensation Committee held three meetings. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

DIRECTOR COMPENSATION

    Members of the Company's Board of Directors currently do not receive cash compensation for their services as directors. Non-employee Board members are eligible for stock option grants under the Company's 1991 Stock Option Plan. In February 1996, Mr. Patterson was granted an option to purchase 14,285 shares of Common Stock at an exercise price of $4.20 per share. In February 1997, Mr. Pieper was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $3.56 per share and in May 1997, Mr. Whiteman was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share. All of these options were granted pursuant to the 1991 Stock Option Plan, vest over a three year period from the date of grant, and expire 10 years from the date of grant.

    Directors who are employees of the Company are eligible to receive options under the 1991 Stock Option Plan. Such employee-directors are also eligible to participate in the Company's 1996 Employee Stock Purchase Plan, provided that each employee-director does not own or hold options to purchase, or as a result of participation in the 1996 Employee Stock Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company, the three other most highly compensated executive officers of the Company whose total salary and bonus for fiscal 1998 exceeded $100,000, and one former executive officer whose total salary and bonus for fiscal 1998 exceeded $100,000 for services in all capacities to the Company during fiscal 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG TERM
                                                                                                         COMPENSATION
                                                                                                            AWARDS
                                                                                 ANNUAL COMPENSATION(1)  -------------
                                                                                                          SECURITIES
                                                                                 ----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                         FISCAL YEAR    SALARY      BONUS      OPTIONS (#)
------------------------------------------------------------------  -----------  ----------  ----------  -------------
Reza Mikailli ....................................................        1998   $  236,000  $  129,500           --
President, Chief Executive Officer, Acting Vice President,                1997      236,000      16,100           --
Finance and Administration, and Director                                  1996      200,000      88,250      416,274

Richard Medeiros(2) ..............................................        1998      165,000      75,332       10,000
Vice President, Americas Sales and Services                               1997       38,817      21,250       80,000

Frank Verardi ....................................................        1998      110,000      27,750       10,000
Vice President, Worldwide Product Delivery and                            1997      105,000       2,300       20,000
Customer Support                                                          1996       98,400      20,000       11,428

Walter Kopp ......................................................        1998      110,000      27,750       10,000
Vice President, Product Development                                       1997      102,000       5,800       20,000
                                                                          1996       95,200      20,000        7,142

Todd Wille(3) ....................................................        1998       93,965      23,750       10,000
Vice President, Finance and Administration,                               1997       82,500      19,312        2,500
Chief Financial Officer, and Secretary                                    1996       58,750      13,750       21,427

------------------------

(1) The total amount of personal benefits paid to each executive officer during each of fiscal 1998, 1997 and 1996 was less than the lesser of (i) $50,000 or (ii) 10% of the officer's total reported salary and bonus.

(2) Mr. Medeiros joined the Company in February 1997.

(3) Mr. Wille served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company from October 1997 through March 1998, after which time he was no longer an employee of the Company. Prior to October 1997, Mr. Wille served as Corporate Controller of the Company.

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended April 30, 1998 to the persons named in the Summary Compensation Table:

                          OPTION GRANTS IN FISCAL 1998

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                         ANNUAL RATES OF
                                                NUMBER OF                                                  STOCK PRICE
                                               SECURITIES     % OF TOTAL                                 APPRECIATION FOR
                                               UNDERLYING   OPTIONS GRANTED   EXERCISE                    OPTION TERM(3)
                                                 OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   --------------------
NAME                                           GRANTED(1)     FISCAL YEAR     ($/SH)(2)      DATE       5% ($)     10% ($)
---------------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Reza Mikailli................................          --             --%     $      --           --   $      --  $      --

Richard Medeiros.............................      10,000            2.8           2.38      8/07/02       6,562     14,500

Frank Verardi................................      10,000            2.8           2.38      8/07/02       6,562     14,500

Walter Kopp..................................      10,000            2.8           2.38      8/07/02       6,562     14,500

Todd Wille...................................      10,000            2.8           2.38      8/07/02       6,562     14,500

------------------------

(1) All options were granted under the Company's 1991 Stock Option Plan and vest as to one half of the subject shares six months from the grant date and an additional one-twelfth of the subject shares upon completion of each full month of continuous employment with the Company thereafter. The Board of Directors retains discretion to modify the terms, including the price, of outstanding options.

(2) All options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, as determined by the closing sales price on the Nasdaq National Market.

(3) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions, and the option holders' continued employment through the vesting period.

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the fiscal year ended April 30, 1998 and unexercised options held as of April 30, 1998 by the persons named in the Summary Compensation Table:

                   AGGREGATE OPTION EXERCISES IN FISCAL 1998
                           AND YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                                                    OPTIONS AT 4/30/98(1)             4/30/98(2)
                                    SHARES ACQUIRED     VALUE     --------------------------  --------------------------
NAME                                  ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Reza Mikailli.....................        --          $  --           73,512        62,202     $  --         $  --
Richard Medeiros..................        --             --           28,333        61,667        --            --
Frank Verardi.....................        --             --           14,046        21,668         2,430         1,892
Walter Kopp.......................        --             --           14,850        22,292         3,038         2,363
Todd Wille........................        --             --            9,493        --             2,925        --

------------------------

(1) Options granted under the Company's 1991 Stock Option Plan are generally exercisable to the extent vested and generally vest as to one fourth of the subject shares on the first anniversary of the grant date and an additional one forty-eighth of the subject shares upon completion of each full month of continuous employment with the Company thereafter.

(2) Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 1998 of $2.16 per share, based on the closing sales price on the last trading day of fiscal 1998 as reported by the Nasdaq National Market.

    The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since June 14, 1996, the date of the Company's initial public offering.

                           TEN-YEAR OPTION REPRICINGS

                                                                       MARKET                                 LENGTH OF
                                                         NUMBER OF    PRICE OF     EXERCISE                   ORIGINAL
                                                        SECURITIES    STOCK AT     PRICE AT        NEW       OPTION TERM
                                                        UNDERLYING     TIME OF      TIME OF     EXERCISE    REMAINING AT
                                                          OPTIONS     REPRICING    REPRICING      PRICE        DATE OF
NAME AND POSITION                              DATE      REPRICED      ($/SH)       ($/SH)       ($/SH)       REPRICING
-------------------------------------------  ---------  -----------  -----------  -----------  -----------  -------------
Susan Salvesen(1) .........................    2/07/97      64,285    $    3.56    $    7.00    $    3.56    109 months
  Former Vice President, Finance and
  Administration, Chief Financial Officer,
  and Secretary

------------------------

(1) Ms. Salvesen resigned her position with the Company effective September
    1997.

EMPLOYMENT AGREEMENTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

    The Company is party to an employment agreement with Mr. Mikailli, the Company's President and Chief Executive Officer. Under the agreement, as amended, Mr. Mikailli receives an annual salary of $236,000 and is eligible to receive certain bonus payments upon the Company's achieving certain levels of its business plan. If Mr. Mikailli is terminated within twelve months following a merger of the Company or a sale by the Company of all or substantially all of its assets, the unvested portion of all options held by him as of the date of such termination will automatically vest. If Mr. Mikailli is terminated under any other circumstances, such options will have the benefit of one additional year of vesting and Mr. Mikailli will receive an amount equal to six months' salary and bonus, based upon the actual bonus earned for the prior year. Mr. Mikailli will also receive his annual base salary, benefits and bonus for an additional six months from the date of termination or until he commences new employment, whichever occurs first.

    In October 1997, the Company entered into agreements with certain executive officers which provide that in the event of a merger of the Company or a sale by the Company of all or substantially all of its assets, bonuses totaling $510,000 will be payable to those individuals if they remain with the Company for at least 90 days following the closing date of such transaction. These agreements terminate in September 1998.

    The Company has also entered into agreements with certain executive officers of the Company which provide that 50% of any unvested options held by such officers will vest and become immediately exercisable if their employment with the Company is terminated other than for cause following a merger of the Company or a sale by the Company of all or substantially all of its assets.

    The Company's 1991 Stock Option Plan contains provisions pursuant to which the unvested portions of all outstanding options become fully vested and immediately exercisable upon a merger of the Company in which the Company's stockholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of consummation of the merger or assumed or substituted for by the successor corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports filed by them.

    Based solely on the Company's review of such reports furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders for the fiscal year ended April 30, 1998 were complied with, except: executive officers Walter Kopp, Richard Medeiros, Frank Verardi and Todd Wille each filed one late report involving fiscal 1998 stock option grants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    AMOUNTS DUE FROM OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS. In January 1996, the Company accepted a full-recourse promissory note in the principal amount of $195,022 from Mr. Mikailli in payment of the exercise price for options which were granted in fiscal 1994, 1995 and 1996. The note bears interest at 5% per annum, is secured by the related 384,731 shares of Common Stock and is due upon the earlier of the sale of the shares by Mr. Mikailli, ninety days following the termination of Mr. Mikailli's employment with the Company, or January 1999.

    To date, the Company has made no loans to executive officers, directors, principal stockholders or other affiliates except as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of the Company's independent and disinterested directors.

    LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS. The Company's Restated Certificate of Incorporation (the "Certificate") limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors, executive officers, and trustees to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving any director, executive officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of directors Arthur C. Patterson, Roel Pieper and Steven D. Whiteman, none of whom is an executive officer or employee of the Company. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success in its marketplace is best achieved by attracting, retaining and rewarding highly skilled executives who will achieve the Company's business goals and build long-term stockholder value. Consequently, the Compensation Committee's policies are designed to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive compensation and stockholder value, to motivate executive officers to achieve the Company's business goals and to reward individual performance. The Compensation Committee applies its policies in three principal areas: base salary, management incentives, and long-term incentives.

    In preparing the stock performance graph for this Proxy Statement, the Company has selected the Nasdaq Computer and Data Processing Services Industry Index as its peer group. The companies that the Company references in its salary surveys are not necessarily those included in this index as such companies may not compete with the Company for executive talent.

BASE SALARY

    The Compensation Committee evaluates the performance and sets the base salary of the Company's Chief Executive Officer, Reza Mikailli, on an annual basis. Mr. Mikailli evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For Mr. Mikailli these goals are set by the Compensation Committee and for all other executive officers these goals are set by Mr. Mikailli. In establishing base salaries for executive officers, the Compensation Committee and Mr. Mikailli consider the individual executive's level of responsibility relative to other positions within the Company as well as compensation surveys and market data for comparable positions at companies that compete with the Company for executive talent. In reviewing executive officers' salaries annually, the Compensation Committee and Mr. Mikailli consider the individual performance of each executive officer, the Company's financial performance, and changes in salary levels at comparable companies.

    Mr. Mikailli has served as President, Chief Executive Officer and a director of the Company since November 1994. In June 1996, the Compensation Committee increased Mr. Mikailli's base salary 18% effective May 1, 1996. The increase was based on the Company's achievement of certain operational milestones, especially the successful initial public offering of the Company's Common Stock, on Mr. Mikailli's responsibilities as the Chief Executive Officer of a publicly traded company, and on information concerning salaries for similar positions at comparable companies. The Compensation Committee reviewed Mr. Mikailli's compensation in May 1997 and made no change to his base salary for fiscal 1998.

MANAGEMENT INCENTIVE PLAN

    The Company seeks to provide additional incentives and rewards to executives for their contributions to the achievement of Company-wide performance goals. For this reason, the Compensation Committee administers a Management Incentive Plan, which can comprise a substantial portion of the total compensation of executive officers when earned and paid.

    The Management Incentive Plan provides for the establishment of a compensation pool based on the achievement of worldwide goals for revenues and net income in the Company's operating plan as well as of other objectives in the operating plan specific to each executive officer's individual areas of management responsibility. Incentive compensation target amounts for each executive officer are set annually by the Compensation Committee in consultation with the Chief Executive Officer. Performance against established goals is determined quarterly and any incentive compensation due is paid at that time. Executive officers with sales responsibilities receive commission compensation in addition to base salary and management incentives.

    Revenue and net income performance goals established under the Company's Management Incentive Plan for all quarters of fiscal 1998 were met and cash bonuses based on these targets were paid to executive officers, including Mr. Mikailli. See "SUMMARY COMPENSATION TABLE."

LONG-TERM INCENTIVE COMPENSATION

    The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore administers and makes periodic stock option grants under the 1991 Stock Option Plan. Such options are granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with the Company's other stockholders because of the direct financial benefit that executive officers receive through improved stock performance.

    The Compensation Committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of the individual performance of the executive, previous option grants to the executive, and the Company's financial performance. Option grants for the fiscal year ended April 30, 1998 are set forth in the table entitled "OPTION GRANTS IN FISCAL 1998" in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    To the extent appropriate, the Company intends to take the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                                          THE COMPENSATION COMMITTEE

                                          Arthur C. Patterson
                                          Roel Pieper
                                          Steven D. Whiteman

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Computer and Data Processing Services Industry Index for the period commencing on June 14, 1996, the date of the Company's initial public offering, and ending on April 30, 1998.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 FROM JUNE 14, 1996 THROUGH APRIL 30, 1998(1):

                     UNIFY CORPORATION, NASDAQ U.S. INDEX,
          NASDAQ COMPUTER AND DATA PROCESSING SERVICES INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                    NASDAQ COMPUTER AND DATA PROCESSING
            UNIFY CORPORATION   NASDAQ U.S. INDEX         SERVICES INDUSTRY INDEX
14-Jun-96                 $100                $100                                  $100
30-Apr-97                  $19                $104                                  $110
30-Apr-98                  $18                $155                                  $171

------------------------

(1) Assumes that $100.00 was invested on June 14, 1996 in the Company's Common Stock and in each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company has selected Deloitte & Touche LLP ("Deloitte & Touche") as independent accountants to audit the financial statements of the Company for the fiscal year ending April 30, 1999. Deloitte & Touche has acted as the Company's independent accountants since August 1996. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 1999.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company at its offices at 181 Metro Drive, Third Floor, San Jose, California 95110, not later than April 9, 1999 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ REZA MIKAILLI

                                          Reza Mikailli
                                          SECRETARY

August 26, 1998

                       UNIFY CORPORATION

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

             SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints Reza Mikailli with full power of substitution to represent the undersigned and to vote all the shares of the stock of Unify Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Summerfield Suites Hotel, 1602 Crane Court, San Jose, California on October 2, 1998 at 4:00 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement and (2) in his discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April
30, 1998.

             CONTINUED AND TO BE SIGNED ON REVERSE SIDE



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO
SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

       1. Election of the following directors:

          Nominees:          Reza Mikailli
                             Arthur C. Patterson
                             Roel Pieper
                             Steven D. Whiteman

          [ ] FOR            [ ] WITHHELD

          [ ] ______________________________________
              For all nominees except as noted above

       2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending April 30, 1999.

             [ ] FOR          [ ] AGAINST        [ ] ABSTAIN

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

[ ] MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

                                 Date: ___________________________________


                                        Signature(s): ____________________